Exhibit 4.2

Execution Version

REGISTRATION RIGHTS AGREEMENT

by and between

ENTERPRISE PRODUCTS PARTNERS L.P.

and

THE PURCHASERS NAMED HEREIN

dated as of September 30, 2020

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of September 30, 2020, by and between Enterprise Products Partners L.P., a Delaware limited partnership (“Enterprise”), and each of the Purchasers set forth on Schedule A to this Agreement (each, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, this Agreement is entered into in connection with the issuance and sale of the Preferred Units (as defined below), pursuant to the Series A Cumulative Convertible Preferred Unit Purchase Agreement, dated as of September 30, 2020 (the “Purchase Agreement”), by and among Enterprise and the Purchasers;

WHEREAS, Enterprise has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and

WHEREAS, it is a condition to the respective obligations of Enterprise and each of the Purchasers to consummate the transactions contemplated by the Purchase Agreement that each of the parties hereto execute and deliver this Agreement, contemporaneously with the closing of the transactions contemplated by the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. Unless otherwise defined in this Agreement, terms shall have the same the meaning as in the Purchase Agreement. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. The term “control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, for purposes of this Agreement, (a) the General Partner or Enterprise, on the one hand, and any Purchaser, on the other, shall not be considered Affiliates and (b) with respect to any Holder that is an investment fund, investment account or investment company, any other investment fund, investment account or investment company that is managed, advised or sub-advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor, shall be considered controlled by, and an Affiliate of, such Holder.

“Agreement” has the meaning specified therefor in the Preamble of this Agreement.

“ATM Program” means any continuous equity program, “at-the-market” or “dribble out” program or similar continuous equity transaction program under which Enterprise engages one or more investment banks or other broker-dealers to act as distribution agents in continuous registered offerings of Common Units.

“Business Day” has the meaning specified therefor in the Partnership Agreement.

“Closing Date” has the meaning specified therefor in the Purchase Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Units” means the common units representing limited partnership interests of Enterprise.

“Effectiveness Period” has the meaning specified therefor in Section 2.01(a).

“Enterprise” has the meaning specified therefor in the Preamble of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“General Partner” means Enterprise Products Holdings LLC, a Delaware limited liability company.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s assets are located or which exercises valid jurisdiction over any such Person or such Person’s assets, and any court, agency, department, commission, board, bureau, official or other regulatory authority (including self-regulated organizations or other non-governmental regulatory authorities) or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s assets. Unless otherwise specified, all references to Governmental Authority herein with respect to Enterprise mean a Governmental Authority having jurisdiction over the Partnership Entities or any of their respective assets.

“Holder” means the record holder of any Registrable Securities under this Agreement. For the avoidance of doubt, in accordance with Section 3.05 of this Agreement, for purposes of determining the availability of any rights and applicability of any obligations under this Agreement, including calculating the amount of Registrable Securities held by a Holder, a Holder’s Registrable Securities shall be aggregated together with all Registrable Securities held by other Holders who are Affiliates of such Holder.

“Launch Date” has the meaning specified therefor in Section 2.01(e).

“Law” means any statute, law, ordinance, regulation, rule, order, code, governmental restriction, decree, injunction or other requirement of law, or any judicial or administrative interpretation thereof, of any Governmental Authority.

“Liquidated Damages” has the meaning specified in Section 2.01(b).

“Liquidated Damages Multiplier” means the applicable total Unit Price based on the number of Registrable Securities then held by the applicable Holder and required to be included on the applicable Registration Statement.

“Losses” has the meaning specified therefor in Section 2.05(a).

“Managing Underwriter” means, with respect to any Underwritten Offering, one or more book-running lead managers of such Underwritten Offering.

“Offering Demand” has the meaning specified therefor in Section 2.01(d).

“Other Holders” has the meaning specified therefor in Section 2.01(g).

“Partnership Agreement” means the Seventh Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated as of September 30, 2020, as may be amended from time to time.

“Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“PIK Units” means any additional Series A Preferred Units issued by Enterprise to the Purchasers as in-kind distributions pursuant to the Partnership Agreement.

“Preferred Units” means the Series A Preferred Units, including any PIK Units, issued pursuant to the Partnership Agreement.

“Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.

“Purchaser” and “Purchasers” have the meanings specified in the introductory paragraph of this Agreement.

“Registrable Securities” means (i) the Common Units issued or issuable upon the conversion of the Preferred Units acquired by the Purchasers pursuant to the Purchase Agreement or, in the case of PIK Units, pursuant to the Partnership Agreement, and (ii) any Common Units or other securities of Enterprise issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the securities referenced in clause (i) above, in each case until such time as such securities described in clause (i) or (ii) above cease to be Registrable Securities pursuant to Section 1.02.

“Registration Expenses” has the meaning specified therefor in Section 2.04(a).

“Registration Statement” has the meaning specified therefor in Section 2.01(a).

“Rule 144 Fall-Away Date” has the meaning specified therefor in Section 1.02.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Selling Expenses” has the meaning specified therefor in Section 2.04(b).

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to a Registration Statement pursuant to the terms of this Agreement.

“Selling Holder Documentation” has the meaning specified therefor in Section 2.04(e).

“Series A Preferred Units” means the Series A Cumulative Convertible Preferred Units issued by Enterprise.

“Underwritten Offering” means (i) an offering in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public (excluding any “at-the-market” offering), or (ii) an offering that is a “bought deal” with one or more investment banks.

“Unit Price” means the underlying liquidation value (including Stated Series A Liquidation Preference (as defined in the Partnership Agreement) and any applicable accrued and unpaid Series A Distributions under any applicable Series A Conversion Ratio or related conversion formulations under the Partnership Agreement), of all Series A Preferred Units or PIK Units from which the Registrable Securities were converted.

Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security upon the earlier to occur of the following: (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act), other than in a transaction permitted by Section 2.07; (c) such Registrable Security is held by Enterprise or one of its Subsidiaries; or (d) such Registrable Security becomes eligible for sale pursuant to Rule 144(b)(1)(i) without limitation under any other of the requirements of Rule 144 under the Securities Act (or any similar provision then in force under the Securities Act) (the “Rule 144 Fall-Away Date”).

ARTICLE II.

REGISTRATION RIGHTS

Section 2.01 Registration Rights.

(a) Registration Rights. Subject to Section 2.01(f), prior to the earlier of (i) if any Preferred Units are converted or exchanged into or for Common Units prior to the fifth (5th) anniversary of the Closing Date, promptly following the date any Preferred Units are first converted or exchanged into or for Common Units or any other security and (ii) the fifth (5th) anniversary of the Closing Date, Enterprise will use its commercially reasonable efforts to prepare and file a registration statement under the Securities Act to permit the public resale of the Registrable Securities from time to time as permitted by Rule 415 under the Securities Act (a “Registration Statement”). A Registration Statement filed pursuant to this Section 2.01 shall be on such appropriate registration form of the Commission as shall be selected by Enterprise; provided, however, the form of registration will be on Form S-3, if available (or any successor form, as applicable) and will permit a broad plan of distribution (including sales not involving a firm commitment underwritten offering). Enterprise will use its commercially reasonable efforts to cause a Registration Statement to remain continuously effective with respect to the resale of all Registrable Securities (including by filing as promptly as practicable, if requested by a Holder, any necessary post-effective amendments to such Registration Statement or one or more successor Registration Statements, including for the purpose of including additional Selling Holders or adding Registrable Securities referenced in clause (ii) of the definition of “Registrable Securities”) until all Registrable Securities have been distributed in the manner set forth and as contemplated in the Registration Statement or there are no longer any Registrable Securities outstanding covered by such Registration Statement (as applicable, the “Effectiveness Period”). Each Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form with all applicable requirements of the Securities Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. As soon as practicable following the date a Registration Statement becomes effective, but in any event within two Business Days after such date, Enterprise shall provide the Selling Holders with written notice thereof.

(b) Registration of Securities Issuable Upon Conversion. To the extent a Registration Statement filed pursuant to this Section 2.01 relates to Registrable Securities issuable upon the conversion or exercise of any warrant, right or other security and the conversion ratio applicable to such conversion or exercise is not fixed, the Partnership shall be deemed to have temporarily satisfied its obligations under Section 2.01(a) if such Registration Statement covers a number of Common Units that would reasonably be expected to be issued upon conversion or exercise; provided that, the Partnership shall register the resale of additional Common Units to the extent the number of Common Units expected to be issued or actually issued upon such conversion exceeds the amount of Common Units already included in a Registration Statement.

(c) Liquidated Damages. To the extent that a Registration Statement with respect to Registrable Securities either (i) is not effective prior to the fifth (5th) anniversary of the Closing Date or (ii) in connection with the conversion or exchange of Preferred Units into Common Units prior to the fifth (5th) anniversary of the Closing Date, a Registration Statement is not effective on or prior to the date 90 days following the date of the filing thereof, other than at the fault of a Selling Holder, Enterprise shall pay on a quarterly basis to each of the Selling Holders as liquidated damages an amount equal to 0.25% of the Liquidated Damages Multiplier with respect to the Registrable Securities then held by such Selling Holder, prorated with respect to the number of days in and with respect to each six-month period after such date, until the Registration Statement becomes effective (the “Liquidated Damages”).

(d) Delay Rights. Notwithstanding anything to the contrary contained herein, Enterprise may, upon written notice to any Selling Holder whose Registrable Securities are included in a Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Registration Statement other than the closing of sales already committed for prior to receipt of such notice to suspend) if Enterprise (i) is actively pursuing a financing (other than pursuant to any ATM Program), acquisition, merger, reorganization, disposition or other similar transaction and determines in good faith that its ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or any related prospectus, (ii) determines that an amendment or supplement to the Registration Statement is necessary, or (iii) has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Enterprise, would be material and adverse; provided, however, that in no event shall the Selling Holders be suspended for a period exceeding an aggregate of 90 days (exclusive of days covered by any lock-up agreement executed by a Holder in connection with any Underwritten Offering by the Holders) in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Enterprise shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Registration Statement and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

(e) Procedures Related to Offering Demands. Once a Registration Statement covering such Holder’s or Holders’ Registrable Securities is effective, any Holder or Holders of then-outstanding Registrable Securities may request in writing that Enterprise engage in an Underwritten Offering in respect of such Holder’s or Holders’ Registrable Securities (an “Offering Demand”). Promptly upon receipt of an Offering Demand, Enterprise shall give written notice thereof to all Other Holders. In connection with any Offering Demand, all Holders who notify Enterprise in writing within five days after the date of notice of such Offering Demand that they desire to include Registrable Securities in the Underwritten Offering pursuant to a Registration Statement shall be permitted to do so. If a prospectus or a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Registration Statement and the Managing Underwriter selected by the Selling Holders at any time shall notify Enterprise in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus or prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, Enterprise shall use its commercially reasonable efforts to include such information in such a prospectus or prospectus supplement.

(f) Procedures with Respect to an Underwritten Offering. In the event of any Offering Demand, Enterprise shall enter into an underwriting agreement in customary form with the Managing Underwriter, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 2.05, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registrable Securities. In connection with any Underwritten Offering under this Section 2.01, a majority of the Selling Holders shall be entitled to select the Managing Underwriter with respect to the Registrable Securities to be sold in that Underwritten Offering. In connection with an Underwritten Offering under this Section 2.01, each Selling Holder and Enterprise shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. The Managing Underwriter of the Underwritten Offering shall, no later than the two Business Days prior to the expected date such Underwritten Offering is expected to be launched (the “Launch Date”), provide to the Selling Holders all of the documentation customarily required for the inclusion of Registrable Securities in the Underwritten Offering, including, without limitation, a custody agreement and power-of-attorney, underwriting agreement with Selling Holders’ customary representations, warranties, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities, a form of legal opinion required to be delivered by counsel to the Selling Holders (in form and substance reasonably acceptable to counsel for the Selling Holders) at the closing of an Underwritten Offering and any over-allotment option closing, questionnaires, powers of attorney, indemnities, lock-up agreements (it being understood such agreements shall only contain lock-up provisions that restrict the Selling Holders for a period not exceeding the duration of the shortest restriction generally imposed by the underwriters on Enterprise or other parties subject to lock-up restrictions in respect of Common Units) and other documents reasonably required under the terms of such underwriting agreement (collectively, the “Selling Holder Documentation”). No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and, subject to receipt of notice of the Underwritten Offering and Selling Holder Documentation within the time period set forth above: (A) complete its review, return and execute (as applicable) the Selling Holder Documentation at least one Business Day prior to the expected Launch Date; (B) place the Registrable Securities eligible for inclusion in an Underwritten Offering into the custody of Enterprise’s transfer agent at least one Business Day prior to the expected Launch Date; (C) agree to participate following reasonable notice in any due diligence calls arranged by the Managing Underwriter of an Underwritten Offering on the expected Launch Date, the pricing date of an Underwritten Offering or in advance of the closing of an Underwritten Offering and any over-allotment option closing; and (D) unconditionally waive any right to withdraw any Registrable Securities placed into the custody of Enterprise’s transfer agent for inclusion in an Underwritten Offering within one Business Day of the expected Launch Date, whether on the basis of the offering price, underwriter discount, or for any other reason. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, Enterprise to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with Enterprise or the underwriters other than representations, warranties or agreements regarding such Selling Holder and its ownership of the securities being registered on its behalf and its intended method of distribution and any other representation required by law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to Enterprise and a Managing Underwriter; provided, however, that such withdrawal must be made at or prior to the time of pricing of such offering to be effective. No such withdrawal or abandonment shall affect Enterprise’s obligation to pay Registration Expenses.

(g) Limitation on Offering Demands. Any Underwritten Offering related to a Registration Statement shall be counted as one Offering Demand, and Enterprise shall have no obligation to effect in the aggregate, more than one (1) Offering Demand pursuant to this Section 2.01. Any Offering Demand shall involve Registrable Securities with a fair market value of at least $35 million.

(h) Priority With Respect to Holder-Initiated Underwritten Offerings. Notwithstanding anything to the contrary contained in this Agreement, in connection with an Underwritten Offering contemplated by Section 2.01, if any Managing Underwriter of such Underwritten Offering advises Enterprise that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such Underwritten Offering exceeds the number that can be sold in such Underwritten Offering without being likely to have an adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Common Units that such Managing Underwriter advises Enterprise can be sold without having such adverse effect, with such number to be allocated (i) first, pro rata among the Selling Holders, based, for each such Selling Holder, on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Selling Holder in such Underwritten Offering; by (B) the aggregate number of Common Units proposed to be sold by all Selling Holders in the Underwritten Offering; (ii) second, to Enterprise; and (iii) third, pro rata among any other Persons who have been or are granted registration rights on or after the date of this Agreement who have requested participation in the Underwritten Offering (the “Other Holders”) based, for each such Other Holder, (i) on the percentage derived by dividing (A) the number of Common Units proposed to be sold by such Other Holders in such Underwritten Offering; by (B) the aggregate number of Common Units proposed to be sold by all Other Holders in the Underwritten Offering or (ii) on such other manner as such Other Holders may agree.

(i) Notification by Holders. Each Selling Holder shall notify Enterprise at such time as such Selling Holder has sold or otherwise disposed of all of its Registrable Securities.

Section 2.02 Registration Procedures. In connection with its obligations contained in Section 2.01, Enterprise will, as expeditiously as reasonably practicable:

(a) prepare and file with the Commission such amendments and supplements to a Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the Effectiveness Period and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(b) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing a Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto (other than reports under the Exchange Act that are deemed to be supplements or amendments), upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including furnishing or making available exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing such registration statement or supplement or amendment thereto; and (ii) such number of copies of such registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such registration statement;

(c) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by any registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that Enterprise will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;

(d) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of any registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such registration statement contemplated by this Agreement, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to any registration statement contemplated by this Agreement or any prospectus or prospectus supplement thereto;

(e) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the occurrence of any event as a result of which the prospectus or prospectus supplement contained in any registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of any registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by Enterprise of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, Enterprise agrees to as promptly as reasonably practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

(f) subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

(g) in the case of an Underwritten Offering, upon request, furnish to the underwriters (i) an opinion of counsel for Enterprise, dated the effective date of the closing under the underwriting agreement; and (ii) a “comfort letter,” dated the effective date of the applicable registration statement or the date of any amendment of supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified Enterprise’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “comfort letter” shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) and as are customarily covered in opinions of issuers’ counsel and in accountants’ letters delivered to underwriters in underwritten offerings of securities by Enterprise, and such other matters as such underwriters may reasonably request;

(h) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

(i) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Enterprise personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that Enterprise need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with Enterprise;

(j) use its commercially reasonable efforts to cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which Common Units issued by Enterprise are then listed;

(k) provide a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement; and

(l) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities, including cooperating to cause any applicable restrictive legends to be removed (1) promptly upon notification of any disposition of Registrable Securities in reliance upon any effective Registration Statement, (2) beginning on the six-month anniversary of the date of this Agreement, promptly upon the delivery by each Selling Holder and participating broker to Enterprise of a letter in customary form for Rule 144 representing that such Selling Holder has complied with the applicable provisions of Rule 144, in connection with dispositions of such Registrable Securities, and (3) promptly upon request by a Selling Holder after the Rule 144 Fall-Away Date, including delivery by such Selling Holder to Enterprise of a letter in customary form for Rule 144 representing that the applicable provisions of Rule 144 have been met in connection with such Rule 144 Fall-Away Date, and to request a “blanket” opinion of counsel to Enterprise regarding legend removals to be provided to Enterprise’s transfer agent in connection with (1) and (2) subject to delivery by the Selling Holders of representation letters in agreed-upon forms; provided, (A) in no event shall Enterprise be required to cease issuances of Common Units under any ATM Program pursuant to any lock ups requested by the underwriters, and (B) in no event shall officers of the General Partner be obligated to participate in more than one roadshow presentation.

Each Selling Holder, upon receipt of notice from Enterprise of the occurrence of any event of the kind described in subsection (e) of this Section 2.02, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 2.02 or until it is advised in writing by Enterprise that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by Enterprise, such Selling Holder will, or will request the Managing Underwriter, if any, to deliver to Enterprise (at Enterprise’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 2.03 Cooperation by Holders. Enterprise shall have no obligation to include in any Registration Statement or Underwritten Offering units of a Selling Holder who has failed to timely furnish all such information that, in the opinion of counsel to Enterprise, is reasonably required in order for the Registration Statement or any prospectus or prospectus supplement thereto, as applicable, to comply with the Securities Act.

Section 2.04 Expenses.

(a) Certain Definitions. “Registration Expenses” means all expenses incident to Enterprise’s performance under or compliance with this Agreement to effect the registration of Registrable Securities in an Underwritten Offering, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and New York Stock Exchange fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for Enterprise, including the expenses of any special audits or “comfort letters” required by or incident to such performance and compliance.

(b) Expenses. Enterprise will pay all Registration Expenses in connection with any Registration Statement filed pursuant to Section 2.01(a), whether or not the Registration Statement becomes effective or any sale is made pursuant to an Underwritten Offering. Notwithstanding the foregoing, except as otherwise provided in Section 2.05, Enterprise shall not be responsible for (i) legal fees and expenses incurred by Holders in connection with the exercise of such Holders’ rights hereunder or (ii) any “Selling Expenses,” which means all underwriting fees, discounts and selling commissions, and taxes, if applicable, allocable to the sale of the Registrable Securities. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder.

Section 2.05 Indemnification.

(a) By Enterprise. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, Enterprise will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees, agents and managers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder, and its directors, officers, employees, agents and managers, or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, director, officer, underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, any free writing prospectus related thereto or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that Enterprise will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any Selling Holder, any underwriter or any controlling Person in writing specifically for use in any registration statement contemplated by this Agreement, any prospectus contained therein, any free writing prospectus related thereto or any amendment or supplement thereof, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such director, officer, employee, agent, manager, underwriter or controlling Person, and shall survive the transfer of such securities by such Selling Holder.

(b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless Enterprise, its directors, officers, employees and agents and each Person, if any, who controls Enterprise within the meaning of the Securities Act or of the Exchange Act to the same extent as the foregoing indemnity from Enterprise to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in any registration statement contemplated by this Agreement or any prospectus contained therein or any amendment or supplement thereof or any free writing prospectus relating to the Registrable Securities; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.

(c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.05. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.05 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnifying party shall settle any action brought against an indemnified party with respect to which such indemnified party is entitled to indemnification hereunder without the consent of the indemnified party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnified party.

(d) Contribution. If the indemnification provided for in this Section 2.05 is held by a court or government agency of competent jurisdiction to be unavailable to Enterprise or any Selling Holder in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between Enterprise on the one hand and such Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of Enterprise on the one hand and of such Selling Holder on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of Enterprise on the one hand and each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

(e) Other Indemnification. The provisions of this Section 2.05 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

Section 2.06 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, Enterprise agrees to use its commercially reasonable efforts to:

(a) make and keep public information regarding Enterprise available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;

(b) file with the Commission in a timely manner all reports and other documents required of Enterprise under the Securities Act and the Exchange Act at all times from and after the date hereof; and

(c) so long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of Enterprise, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

Section 2.07 Transfer or Assignment of Registration Rights. The rights to cause Enterprise to register Registrable Securities and the other rights granted to Purchaser by Enterprise under this Article II may not be transferred or assigned, in whole or in part, by Purchaser other than (a) with the prior written consent of Enterprise (which consent shall not be unreasonably withheld, conditioned or delayed) or (b) to one or more transferee(s) or assignee(s) of such Registrable Securities that is either (1) an Affiliate of Purchaser and in connection with the transfer of Registrable Securities that, at the time of such transfer, have a market value of not less than $10 million or (2) an Affiliate of the General Partner and/or EPCO as a permitted transferee under Section 5.12(o) of the Partnership Agreement; provided that (i) Enterprise is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned and (ii) each such transferee agrees to be bound by the terms of this Agreement.

Section 2.08 Information by Holder. Any Holder or Holders of Registrable Securities included in any registration shall promptly furnish to Enterprise all such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as Enterprise may reasonably request and as shall be required in connection with any registration, qualification or compliance referred to herein.

Section 2.09 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, Enterprise shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of Enterprise that contains priority rights with respect to the registration or resale of such securities that contravene the rights of the Holders under this Article II; provided that this limitation shall not apply to any additional Person who becomes a party to this Agreement in accordance with Section 2.07.

ARTICLE III.

MISCELLANEOUS

Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, courier service or personal delivery:

(a) if to Enterprise:

Enterprise Products Partners L.P.

1100 Louisiana Street, 10th Floor

Houston, Texas 77002

Attention: W. Randall Fowler

E-mail: rfowler@eprod.com

GeneralCounsel@eprod.com

with a copy to (which shall not constitute notice):

Sidley Austin LLP

1000 Louisiana St., Ste. 5900

Houston, Texas 77002

Attention: David C. Buck

E-mail: dbuck@sidley.com

(b) if to Purchasers:

KA Fund Advisors, LLC

811 Main Street, 14th Floor

Houston, TX 77002

Attention: James Baker

Terry Hart

E-mail: jbaker@kaynecapital.com

thart@kaynecapital.com

Tortoise Capital Advisors

452 Fifth Avenue, 14th Floor

New York, NY 10018

Attention: Stephen Pang

Email: spang@tortoiseadvisors.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Attention: Doug McWilliams

E. Ramey Layne

E-mail: dmcwilliams@velaw.com

rlayne@velaw.com

Manxome Investors L.P.

c/o Inverwood Investors GP LLC

1100 Louisiana, Suite 5900

Houston, TX 77002

Attention: Laura Liang

or such other address as a party hereto may specify in writing, notice of which is given in accordance with the provisions of this Section 3.01. All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by any other means.

Section 3.02 Successor and Assignees. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assignees of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein. Except as expressly permitted herein, no party shall be entitled to assign its rights or benefits hereunder to any other Person without the consent of each of the other parties hereto.

Section 3.03 Recapitalization, Exchanges, etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of Enterprise or any successor or assignee of Enterprise (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.

Section 3.04 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such party, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity which such party may have.

Section 3.05 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 3.06 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 3.07 Governing Law. The laws of the State of Delaware shall govern this Agreement without regard to principles of conflict of laws.

Section 3.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 3.09 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by Enterprise set forth herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

Section 3.10 Amendment. This Agreement may be amended only by means of a written amendment signed by Enterprise and the Holders of a majority of the then outstanding Registrable Securities.

Section 3.11 No Presumption. In the event any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.

Section 3.12 Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or its legal representatives, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Enterprise:

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products Holdings LLC,
its general partner

By:	/s/ W. Randall Fowler
Name:	W. Randall Fowler
Title:	Co-Chief Executive Officer
and Chief Financial Officer

Purchasers:

KAYNE ANDERSON ENERGY INFRASTRUCTURE FUND, INC.

By:	/s/ James C. Baker
Name:	James C. Baker
Title:	President and Chief Executive Officer

KAYNE ANDERSON NEXTGEN ENERGY & INFRASTRUCTURE, INC.

By:	/s/ James C. Baker
Name:	James C. Baker
Title:	President and Chief Executive Officer

TORTOISE DIRECT OPPORTUNITIES FUND II, LP

By:	Tortoise Direct Opportunities GP II LLC
Its:	General Partner

By:	/s/ Michelle Johnston
Name:	Michelle Johnston
Title:	Officer

TORTOISE ESSENTIAL ASSETS INCOME TERM FUND

By:	Tortoise Capital Advisors, L.L.C
Its:	Investment Advisor

By:	/s/ Stephen Pang
Name:	Stephen Pang
Title:	Managing Director

MANXOME INVESTORS L.P.

By:	Inverwood Investors GP LLC
Its:	General Partner

By:	/s/ Laura L. Laing
Name:	Laura L. Liang
Title:	Vice President